Form 12b-25

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

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                   NOTIFICATION OF LATE FILING           SEC FILE NUMBER 1-470
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                                    (Check One):         CUSIP NUMBER 029717AC9
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[ X ] Form 10-K and Form 10-KSB [ ]Form 20-F [ ]Form 11K[  ] Form 10-Q
                          and Form 10-QSB   [  ]   Form N-SAR

                  For Period Ended:  December 31, 1998

                  [ ] Transition  Report on Form 10-K
                  [ ] Transition  Report on Form 20-F
                  [ ] Transition  Report on Form 11-K
                  [ ] Transition  Report on Form 10-Q
                  [ ] Transition  Report on Form  N-SAR
                  [ ] Money Market Fund Rule 30b3-1 Filing

                  For the Transition Period Ended:..............................

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         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.

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        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  NA....................
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Part I--Registrant Information
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     Full Name of Registrant:  American Standard Inc.

     Former Name if Applicable
 ...............................................................................
     Address of Principal Executive Office (Street and Number)

     One Centennial Avenue, Piscataway, New Jersey 08855

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Part II--Rules 12b-25 (b) and (c)

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Registrant hereby represents:

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, on Form 10-K will be filed on or before the fifteenth calendar day following the prescribed due date; and

     (c) No accountant's statement or other exhibit required by Rule 12b-25(c) is required to be filed herewith.
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Part III--Narrative

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State below in  reasonable  detail the  reasons  why Form 10-K and Form  10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Annual Report on Form 10-K for the year ended December 31, 1998 of American Standard Inc. cannot be timely filed without undue burden because (1) the joint registration statement on Form S-3 (Registration No; 333-67943) and certain other filings of the registrant and its parent, American Standard Companies Inc., are in the process of being reviewed by the Commission, (2) in order to respond to certain comments received from the Commission on March 26, 1999 the registrant and its parent undertook first to revise the parent's Annual Report on Form 10-K for the year ended December 31, 1998 to permit that report to be timely filed in part because the common stock of the parent is publicly-traded and listed on the New York Stock Exchange, and (3) the information contained in the registrant's Form 10-K varies from that contained in the Form 10-K Report filed by its parent and additionally registrant files its Form 10-K Report pursuant to General Instruction I (1) (a) and (b) in abbreviated narrative format and, therefore, requires additional time to present the information set forth in its Form 10-K in accordance with such rules.
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Part IV--  Other Information
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(1)Name and telephone number of person to contact in regard to this notification

        Richar A. Kalaher                  732                  980-6000
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           (Name)                      (Area Code)           (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                [ X ] Yes [ ] No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ ] Yes [ X ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
 ...............................................................................
                             American Standard Inc.

 has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

 Date March 30, 1999 By: /s/ Richard A. Kalaher

 ........................................ Vice president, General Counsel and Secretary